Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***]

SCIENTIFIC ADVISORY AND CONSULTING AGREEMENT

This Scientific Advisory and Consulting Agreement (this “Agreement”) dated July 2, 2024, (the “Effective Date”) is made by and between NextCure, Inc. (“NextCure”), a Delaware corporation, and (ii) Dr. Han Myint (“Advisor”), an individual whose address is set forth on the signature page hereof, who, intending to be legally bound, hereby agree as follows:

1.INTRODUCTION

WHEREAS, the Advisor has served as Chief Medical Officer of NextCure and is resigning as an executive officer and employee of NextCure as of July 1, 2024; and

WHEREAS, the parties wish to enter into this Agreement, concurrently with and contingent upon the resignation of the Advisor from such position, to set forth the terms and conditions on which Consultant shall provide Services (as defined below) to NextCure as an independent consultant, including serving on NextCure’s Scientific Advisory Board and providing scientific and clinical advice to NextCure regarding its various research and clinical programs and its business.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, NextCure and Advisor agree as set forth herein.

2.SERVICES AND PAYMENT

2.1Services.  Advisor agrees to serve under the terms of this Agreement as a scientific advisor and consultant to NextCure and as a member on NextCure’s Scientific Advisory Board (collectively, the “Services”).  As a scientific advisor and consultant to NextCure, Advisor agrees to provide scientific advisory services to the Company including, but not limited to, performing such advisory services as are reasonably requested by Company, including, without limitation, consulting with and advising the Company’s senior management on the evaluation of various strategic, scientific, technical and other matters from time to time relating to, among other things, the products, research and discovery of the Company.  As a member of NextCure’s Scientific Advisory Board, Advisor shall endeavor to attend and participate in all meetings, if any, of the Scientific Advisory Board, whether by teleconference or in person.  As a scientific advisor and consultant and a member of the Scientific Advisory Board, Advisor agrees to (i) provide customary advisory services as requested by NextCure’s senior management, including, without limitation, scientific, business and strategic ideas for NextCure and various business contacts for NextCure in Advisor’s area of expertise, (ii) promote the objectives of NextCure, (iii) further its purposes, and (iv) advise NextCure concerning the general policies of, and the progress of the work of, NextCure, each of the foregoing in accordance with the directives of, and at the request of, NextCure’s senior management.  Advisor acknowledges that NextCure, including, without limitation, its directors, officers and senior management, shall not have any obligation to follow or take the recommendations or advice of the Scientific Advisory Board or any member thereof.  Additionally, Advisor agrees for the first year of the Term to provide advice and assistance as may be reasonably requested from time to time by the clinical and regulatory group employees of NextCure to assist in transitioning tasks and responsibilities of ongoing programs and projects that were under Advisor’s direction and responsibility while Chief Medical Officer of NextCure.

2.2Compensation.  As sole compensation for the performance of the Services, NextCure will compensate Advisor during the Term as set forth on Exhibit A attached hereto and incorporated herein.  Advisor will receive no royalty or other remuneration on the production, distribution, or sale of any products developed by NextCure or Advisor in connection with or based upon the Services (collectively, “Products”).

2.3Expenses.  During the Term, NextCure may reimburse Advisor, in accordance with the policies and procedures that are established from time to time by NextCure, for certain reasonable and necessary out-of-pocket expenses incurred in the performance of the Services.  In order to be reimbursed, all such expenses must be pre-approved by NextCure before being incurred and at the time of request for reimbursement be supported by reasonable documentation.

3.Relationship of Parties

3.1Independent Contractor.  Advisor is an independent contractor and is not an agent or employee of, and has no authority to bind (by contract or otherwise), NextCure.  Advisor will perform the Services under the general direction of NextCure, but Advisor will determine, in Advisor’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Advisor shall at all times comply with all applicable laws.  NextCure has no right or authority to control the manner or means by which the Services are accomplished.

3.2Employment Taxes and Benefits.  Advisor will report as self-employment income all compensation received by Advisor pursuant to this Agreement.  Advisor acknowledges and agrees that Advisor is and shall be solely responsible for the payment of any and all applicable federal, state, local, and other taxes relating to the compensation provided hereunder or other amounts or rights granted to Advisor under this Agreement.  Advisor will indemnify NextCure and hold it harmless from and against all claims, liabilities, demands, damages, losses, suits, judgments, and expenses, including reasonable fees and expenses of attorneys and other professionals: (a) relating to any obligation imposed by law on NextCure to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Advisor pursuant to this Agreement, and (b) arising out of or relating to Advisor’s Services or to any breach by Advisor of any covenants, representations, or warranties under this Agreement.  Advisor will not be entitled to receive any vacation or illness payments, or to participate in any plans, programs, arrangements, or distributions by NextCure pertaining to any bonuses, stock options, profit sharing, insurance, or similar benefits or incentives for NextCure’s employees.  Advisor hereby waives participation in and shall not receive any employee benefits.

3.3Liability Insurance.  Advisor will maintain adequate insurance to protect Advisor from the following: (a) claims under worker’s compensation and state disability acts; (b) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Advisor; and (c) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, which arise out of any negligent act or omission of Advisor.

4.Property of NextCure

4.1Definition.  For the purposes of this Agreement, “Advisor Inventions” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements (whether or not patentable or whether or not copyrightable), developments, drawings, notes, documents, information and materials made, conceived, reduced to practice, written, designed, discovered or developed by Advisor alone or with others, whether during normal business hours or otherwise and whether during the Term or following the expiration or termination of this Agreement, in each case, which result from or are derived from the Services or any work performed by Advisor for NextCure.

4.2Assignment of Ownership.  Advisor hereby irrevocably transfers and assigns any and all of its right, title, and interest in and to Advisor Inventions, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to NextCure.  Advisor Inventions will be the sole property of NextCure, and NextCure will have the sole right to determine the treatment of any Advisor Inventions, including the right to keep them as trade secrets, to file and execute patent applications on them in its own name or otherwise, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name or otherwise, or to follow any other procedure that NextCure deems appropriate.  Advisor agrees: (a) to disclose promptly in writing to NextCure all Advisor Inventions; (b) to cooperate with and assist NextCure to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark, or other statutory protection for Advisor Inventions, including in NextCure’s name, as NextCure deems appropriate; and (c) to otherwise treat all Advisor Inventions as “Confidential Information,” as defined below.  These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.  Advisor agrees that if NextCure is unable, after reasonable effort, to secure Advisor’s signature on any such papers, any executive officer of NextCure shall be entitled to execute any such papers as Advisor’s agent and attorney-in-fact, and Advisor hereby irrevocably designates and appoints each executive officer of NextCure as Advisor’s agent and attorney-in-fact to execute any such papers on Advisor’s behalf, and to take any and all actions as NextCure may deem necessary or desirable in order to protect its rights and interests in any Advisor Inventions, under the conditions described in this sentence.  Advisor hereby waives and quit claims to NextCure any and all claims, of any nature whatsoever, which Advisor now or may hereafter have for infringement of any proprietary rights assigned hereunder.

4.3Use of Advisor’s Name.  Advisor hereby grants to NextCure the right to use Advisor’s name, likeness, and relationship with NextCure in, and in connection with, technical materials, publications, various reports, brochures, or other documents or public disclosures produced or made by or on behalf of NextCure.  Additionally and for clarity, NextCure may identify Advisor as serving on NextCure’s Scientific Advisory Board for so long as Advisor services in such capacity.

5.Confidential Information

Advisor acknowledges that Advisor will acquire information and materials from NextCure and knowledge about NextCure including, without limitation, knowledge about the business, plans, practices, products, platforms, services, inventions, prototypes, cell lines, formula, processes, techniques, experimental work, results, data, suppliers, partners, investors, and affiliates of NextCure and that (i) all such knowledge, information and materials acquired, whether before, during, or following the Term, (ii) the existence, terms and conditions of this Agreement, and (iii) the Advisor Inventions, in each case, are and will be the trade secrets and confidential and proprietary information of NextCure (collectively, “Confidential Information”).  Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Advisor or that NextCure regularly gives to third parties without restriction on use or disclosure.  Advisor agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after the expiration or termination of this Agreement.  Advisor further agrees to take all actions reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

6.PUBLICATION RIGHTS

So long as Advisor is subject to the nondisclosure obligations in Section 5, Advisor shall deliver to NextCure, at least sixty (60) days prior to submitting for publication to any academic journal or other periodical the results of research relating to fields of research to which the performance of the Services under this Agreement pertain, a final form of the manuscript to be submitted, and during such sixty (60) day period any proposed amendments thereto.  In addition, Advisor will not deliver any speech, make any presentation, or make any other public or private disclosure, including, without limitation, any speech, presentation, poster, or other disclosure at any conference or other academic or industry meeting, in each case, that contains any information pertaining to the Services or the business of NextCure without prior written consent from an authorized representative of NextCure.  Advisor shall deliver to NextCure complete and accurate copies of all slides and presentation materials to be used, included, or disclosed in connection with any such speech, presentation, or disclosure reasonably in advance thereof.  Advisor shall cooperate in a timely manner with NextCure in taking any and all actions necessary to perfect copyright and patent protection with respect to, or to protect NextCure’s interest in, any Confidential Information including, without limitation, any Advisor Inventions that NextCure may deem to be disclosed in such manuscript, speech, presentation, or disclosure.

7.Indemnification by Advisor

Advisor will (a) indemnify NextCure and hold it harmless from and against all claims, damages, losses, liabilities and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or resulting from, and (b) at NextCure’s option, Advisor will defend NextCure against any action by a third party that is based on, in the case of (a) and (b), any negligent act or omission or intentional misconduct of Advisor which results in:  (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance, regulation, or other applicable law.

8.TERM AND Termination

8.1Term.  This Agreement will commence on the Effective Date and unless terminated at an earlier date in accordance with Section 8.2 of this Agreement, this Agreement shall have an initial term of one year (the “Term”), which Term will automatically renew for successive one-year terms, unless NextCure provides the Advisor with notice of non-renewal at least 30 days prior to the expiration of the then-current term.

8.2Termination.  Either party may terminate this Agreement in the event of a breach by the other party of this Agreement if such breach continues uncured for a period of at least thirty (30) days after written notice.  NextCure may terminate this Agreement at any time, for any reason, or no reason, by written notice to Advisor.  Advisor may terminate this Agreement at any time, for any reason, or no reason, upon sixty (60) days’ prior written notice to NextCure.

8.3No Election of Remedies.  The election by NextCure to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

9.Effect of Expiration or Termination

9.1Survival of Obligations.  Upon the expiration or termination of this Agreement for any reason, each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve either party of its obligations under Sections 3, 4, 5, 6, 7, 9, 10 and 11, nor will expiration or termination relieve Advisor or NextCure from any liability arising from any breach of this Agreement.

9.2Return of Confidential Information.  Upon the expiration or termination of this Agreement, Advisor will promptly notify NextCure of all Confidential Information, including but not limited to the Advisor Inventions and any tangible embodiments thereof, in Advisor’s possession and, at the expense of Advisor and in accordance with NextCure’s instructions, will promptly deliver to NextCure, or at NextCure’s request destroy, all such Confidential Information.

10.WARRANTIES

10.1Authority.  Advisor represents and warrants to NextCure that (a) Advisor’s execution and delivery of this Agreement does not, and Advisor’s performance of Advisor’s obligations hereunder in accordance with the terms hereof will not, (i) violate any law applicable to Advisor, or (ii) conflict with, result in the breach of any provisions of, or constitute a default under any agreement, fiduciary duty, or other obligation to which Advisor is a party or by which Advisor is or may be bound; and (b) with respect to any information, know-how, materials, knowledge, or data disclosed by Advisor to NextCure in the performance of this Agreement, Advisor has the full and unrestricted right to disclose the same to NextCure.  Advisor further represents that his or her current employer(s) and academic institution(s) have received full disclosure as to the Advisor’s acting as a scientific advisor and consultant to NextCure and of the duties required of the Advisor under this Agreement, and that such employer(s) and institution(s) consent fully to Advisor’s execution of this Agreement and position as scientific advisor and consultant for NextCure.  Advisor agrees to promptly notify NextCure upon the occurrence after the Effective Date of any event that would have been covered by this section if it had occurred on or prior to the Effective Date.

10.2Eligibility.  Advisor represents and warrants to NextCure that Advisor is not excluded from participation in any government healthcare program (e.g., Medicare, Medicaid, etc.), debarred or suspended from any other federal program, or convicted of any offense within the scope of 42 U.S.C. § 1320a-7 or the regulations promulgated thereunder, and that Advisor is not otherwise ineligible for participation in any government healthcare program (federal, state, or otherwise).  Advisor also represents and certifies that Advisor is not aware of any pending or potential action(s) (including criminal actions) which would give rise to any such ineligibility.  Advisor further warrants that Advisor’s medical or professional license is currently in good standing.  Advisor shall notify NextCure in writing immediately upon becoming aware of any pending or final action in any of these areas.  If during the term of this Agreement Advisor becomes excluded, debarred, suspended, or otherwise ineligible to participate in any government healthcare program, this Agreement will immediately terminate.

11.General

11.1Publicity.  Advisor shall not in any way or in any form publicize or advertise in any manner that Advisor is performing the Services hereunder without the prior written consent of NextCure.

11.2Assignment.  Advisor may not assign this Agreement or assign or delegate any of Advisor’s rights, duties, or obligations under this Agreement, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of NextCure.  Any attempted assignment or delegation without such consent will be void and of no force and effect.

11.3Equitable Remedies.  Because the Services are personal and unique and because Advisor will have access to Confidential Information of NextCure, NextCure will have the right to enforce this

Agreement and any of its provisions by injunction, specific performance, or other equitable relief without prejudice to any other rights and remedies that NextCure may have for a breach of this Agreement.

11.4Attorneys’ Fees.  If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party may be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

11.5Governing Law; Severability.  This Agreement will be governed by and construed in accordance with the laws of the State of Maryland excluding that body of law pertaining to conflict of laws if it would result in the application of the laws of any other jurisdiction.  If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect, and the parties will agree on a valid and enforceable provision which shall be a reasonable substitute for such part or parts in light of the intent of this Agreement.

11.6Notices.  Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, or a nationally recognized overnight courier, to the Company at its principal place of business or to the Advisor at the Advisor’s address set forth below, or such other address as the party specifies to the other party in writing.  Such notice will be effective upon its mailing.

11.7Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

11.8Complete Understanding; Modification.  This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof, with the express proviso that this Agreement shall not revoke or alter any pre-existing agreements with regard to obligations of Advisor or rights of NextCure stemming from Advisor’s term of employment with NextCure.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

11.9No Interference; Defend Trade Secrets Act.  Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Advisor from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local, or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); or requesting or receiving confidential legal advice (at Advisor’s own expense).  Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement prohibits or creates liability for any such protected conduct.

[signature page follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Scientific Advisory and Consulting Agreement as of the Effective Date.

NEXTCURE, INC.:

By:/s/ Michael Richman

Name: Michael Richman

Title: Chief Executive Officer

ADVISOR:

By:/s/ Han Myint
Name: Han Myint

Mailing Address: [***]

Email Address: [***]

Telephone: [***]

Un-numbered signature page to Scientific Advisory and Consulting Agreement

EXHIBIT A

COMPENSATION

1.	In consideration for Advisor undertaking the obligations hereunder, including performing the Services and serving on the Scientific Advisory Board, stock options granted by Company to Advisor pursuant to and in accordance with the terms of the various stock option agreements previously executed by and between Advisor and Company (the “Option Agreements”) shall continue to vest for the Term of this Agreement according to the applicable vesting schedules established by the Option Agreements.
2.	Any unexpired stock options granted by Company to Advisor that have vested or that may vest prior to the end of the Term shall continue to be exercisable for the longer of (a) the period set forth in in applicable one of the Option Agreements, and (b) 90 days from the expiration of the Term of this Agreement.

Un-numbered exhibit page to Scientific Advisory and Consulting Agreement